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                                                                    EXHIBIT 99.2



AON                                                            Aon Risk Services



June 16, 2000

Mr. Kenneth R. Hopson
Treasurer
UST Inc.
100 West Putnam Avenue
Greenwich, Connecticut  06830

RE:      $1.1 BILLION SURETY BOND FACILITY

Dear Ken:

We are pleased to provide UST Inc. with a summary of the commitments we have received towards completing the $1.00 billion Surety Bond Facility in support of the adverse judgment in the Conwood case in the United States District Court, Western District of Kentucky at Paducah.

For your review we offer the following update:

MARKETS & CAPACITY

Based on our original proposal, we developed $1.1 Billion in surety capacity subject to a letter of credit for 70% of the risk and a two-year cash escrow for 30% of the risk.

For your review, we have attached copies of the letters from each surety outlining their commitment.

COMMON TERMS & CONDITIONS

The following terms and conditions, are material but not all inclusive:

- The letter of credit in support of the facility will be delivered to the Surety Partner markets prior to release of the bond.

- Each Surety Partner market will require a properly signed and completed general agreement of indemnity. In addition, Safeco and Chubb have requested that UST also provide a "place in funds" letter. These documents must be in place prior to the release of the bond.
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-    Each Surety Partner market will require that the proposed Escrow Agreement meet with the satisfactory review of their individual claims and legal staffs.

- The Letters of Credit must be in a form acceptable to the Surety Partner markets and issued from an acceptable bank that meets a minimum Moody's or S&P rating. The banks must maintain their rating or be replaced under the facility.

- The first six months of the premium for the bond is fully earned when the bond is executed and filed with the court.

ENGAGEMENT & COMMITMENT FEE

The surety markets will provide a 120 day commitment. The commitment period will be subject to the absence of material adverse change, absence of material litigation, absence of default or unmatured default under the UST Bank Facility, satisfaction of the terms and conditions of the surety markets commitment letters, continued accuracy of representations and warranties in all material respects. Also, from the time of the commitment to the issuance of the bond, there shall have been no material adverse change in the transaction or the business, property, assets, operations, liabilities, condition (financial or otherwise) of UST and its subsidiaries, taken as a whole.

The 120 day commitment period, is subject to receipt of $321,509 as an engagement and commitment fee. The engagement and commitment fee will be applied towards the final premium. If UST elects to satisfy the appeal security through the use of an alternative security or if the bond is not required, the engagement and commitment fee will serve as fully earned "break up" fee to the Surety Partners.

STEPS FOR COMPLETION OF FACILITY

- We ask that UST provide us with a list of the proposed banks in the letter of credit facility. We will obtain a copy of the proposed letter of credit format from each Surety Partner market and a general guideline for acceptable banks.

Best regards,

/s/ Glenn J. Pelletiere
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Glenn J. Pelletiere
Senior Vice President
Commercial Surety Services



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